Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Savings Plan Committee
Zoetis Savings Plan:
We consent to the incorporation by reference in the Registration Statements (Nos. 333-186367, 333-189573, and 333-200073) on Form S-8 of Zoetis Inc. and subsidiaries of our report dated June 20, 2016, with respect to the statements of net assets available for benefits of the Zoetis Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, and the related supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2015, which report appears in the December 31, 2015 Annual Report on Form 11-K of the Zoetis Savings Plan.

/s/ KPMG LLP

New York, New York
June 20, 2016

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